                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. 9)

                             DATA DIMENSIONS, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)

                                    237654108
                                 (CUSIP Number)

                                 Marcella Yano
                                  Bay Partners
                          10600 N. De Anza Blvd. #100
                            Cupertino, CA 95014-2031

                                 (408) 725-2444
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 16, 1996
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box   /  /.

Check the following box if a fee is being paid with the statement. / / (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


Page 1 of 13 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.  237654108                                         Page 2 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              BAY PARTNERS IV
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER
                                     143,630
NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH                          143,630
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              143,630
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.10%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              PN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 7 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.   23765418                                         Page 3 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              CALIFORNIA BPIV, L.P.
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER
                                     13,164
NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH                          13,164
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              13,164
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               .38%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              PN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 7 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.  237654108                                         Page 4 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              BAY MANAGEMENT COMPANY IV, L.P.
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER
                                     143,630
NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH                          143,630
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER

- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              143,630
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.10%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              PN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 7 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.  237654108                                         Page 5 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              JOHN BOSCH
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER

NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY                         156,794
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER
                                     156,794
- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              156,794
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.48%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              IN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 7 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.  237654108                                         Page 6 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              NEAL DEMPSEY
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER

NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY                         156,794
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER
                                     156,794
- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              156,794
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.48%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              IN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 7 Pages

                                  SCHEDULE 13D



- --------------------                                         ------------------
CUSIP No.  237654108                                         Page 7 of 13 Pages
- --------------------                                         ------------------

- -------------------------------------------------------------------------------
        1    NAME OF PERSON
              JOHN FREIDENRICH
- -------------------------------------------------------------------------------
        2    CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP*        (a)   /X/
                                                                    (b)   / /
- -------------------------------------------------------------------------------
        3    SEC USE ONLY

- -------------------------------------------------------------------------------
        4    SOURCE OF FUNDS*
               00
- -------------------------------------------------------------------------------
        5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
             REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                      / /
- -------------------------------------------------------------------------------
        6    CITIZENSHIP OR PLACE OF ORGANIZATION
              USA, CALIFORNIA
- -------------------------------------------------------------------------------
                               7    SOLE VOTING POWER

NUMBER OF             ---------------------------------------------------------
SHARES                         8    SHARED VOTING POWER
BENEFICIALLY                         156,794
OWNED BY EACH         ---------------------------------------------------------
REPORTING                      9    SOLE DISPOSITIVE POWER
PERSON WITH
                      ---------------------------------------------------------
                              10    SHARED DISPOSITIVE POWER
                                     156,794
- -------------------------------------------------------------------------------
       11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
              156,794
- -------------------------------------------------------------------------------
       12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
             EXCLUDES CERTAIN SHARES*                                     / /
- -------------------------------------------------------------------------------
       13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               4.48%
- -------------------------------------------------------------------------------
       14    TYPE OF PERSON REPORTING*
              IN
- -------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                               Page 2 of 20 Pages

CUSIP No. 237654108                                           Page 8 of 13 Pages


This statement constitutes Amendment No. 9 to the Schedule 13D (the "Schedule") filed jointly by Bay Partners IV ("Bay"), Bay Management Company IV, L.P., California BPIV, L.P. ("BP"), John Freidenrich, John Bosch and Neal Dempsey with respect to the common stock ("Stock") of Data Dimensions, Inc. ("DDI"). Only those items which are hereby reported are amended. All other items remain unchanged. All capitalized items shall have the meaning assigned to them in the
Schedule 13D, as amended to date, unless otherwise indicated herein.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

Percentage ownership is calculated based upon 3,501,826 shares of common stock outstanding as of March 29, 1996. On March 29, 1996, the Company completed a public offering of 1,200,000 shares of common stock and effected a one-for-three reverse stock split of the outstanding common stock in connection therewith. As a result of the reverse stock split, the number of shares owned by Bay and BP was proportionately reduced. In addition, the public offering further reduced the percentage owned by the reporting persons.

a)


                                         SHARES
                                     BENEFICIALLY                 PERCENTAGE
         NAME                           OWNED                     OWNERSHIP
         ----                           -----                     ---------
        Bay                            143,630                       4.10

        BP                              13,164                       0.38

        Bosch                          156,794                       4.48

        Dempsey                        156,794                       4.48

        Freidenrich                    156,794                       4.48

b) Bay has sole voting and dispositive power with respect to the Stock owned of record by it.

     BP has sole voting and dispositive power with respect to the Stock owned of record by it.

     Freidenrich, Bosch and Dempsey have shared voting and dispositive power with respect to the Stock owned of record by Bay and BP.

     Each of the Stockholders disclaims beneficial ownership of the shares of Common Stock owned by any of the other Stockholders.

c) Transactions During Past 60 Days. Bay and BP sold or distributed common stock as follows:

CUSIP No. 237654108                                           Page 9 of 13 Pages


        Distribution/
        Trade Date          Price/Sh       No.of Shs.        Entity
        ----------          --------       ----------        ------
        4/10/96             $28.6875        92,000           Bay
                                             2,133           BP

        4/10/96                --            5,867           BP distribution to John Freidenrich*

        4/15/96             $28.473         15,225           Bay
                                               525           BP

        4/15/96                --              875           Bay distribution to John Freidenrich*
                               --              875           BP distribution to John Freidenrich*

        4/16/96             $29.625         19,570           Bay
                                               675           BP

                            $31.35           8,700           Bay
                                               300           BP

                            $30.75          13,050           Bay
                                               450           BP

                            $31.00          22,509           Bay
                                             1,491           BP

        4/16/96               --             2,875           Bay distribution to John Freidenrich*
                              --             2,875           BP distribution to John Freidenrich*

* Mr. Freidenrich concurrently gifted these shares to a charitable organization.

Prior to February 20, 1996, 84,334 of the shares beneficially owned by Bay and 7,333 of the shares beneficially owned by BP were held in the form of Warrants exercisable at $0.24 per share. On February 20, 1996, these Warrants were converted into common stock on a net exercise basis pursuant to which Bay received 76,530 shares and BP received 6,654 shares resulting in a reduction of shares beneficially owned.

e) Effective April 16, 1996, the reporting parties ceased to be the beneficial owners of more than five percent of the common stock of the Company.


Item 7.        MATERIAL TO BE FILED AS EXHIBITS

      Item 7 is hereby amended by the addition of the following:

      Exhibit 3 - Joint Filing Agreement executed by Bay, Bay Management, BP, Freidenrich, Bosch and Dempsey.

CUSIP No. 237654108                                          Page 10 of 13 Pages
Pages



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  June 5, 1996

BAY PARTNERS IV
By Bay Management Company IV, L.P.



By: /s/ John Freidenrich
    ----------------------------------
     John Freidenrich, General Partner



BAY MANAGEMENT COMPANY IV, L.P.



By: /s/ John Freidenrich
    ----------------------------------
     John Freidenrich, General Partner



CALIFORNIA BPIV, L.P.



By: /s/ John Freidenrich
    ----------------------------------
     John Freidenrich, General Partner



    /s/ John Freidenrich
    ----------------------------------
     JOHN FREIDENRICH



    /s/ John Bosch
    ----------------------------------
     JOHN BOSCH



    /s/ Neal Dempsey
    ----------------------------------
     NEAL DEMPSEY

CUSIP No. 237654108                                          Page 11 of 13 Pages





Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth above in this statement is true, complete and correct.

Date:  June 5, 1996


/s/ John Freidenrich
- ----------------------------
   John Freidenrich



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth above in this statement is true, complete and correct.

Date:  June 5, 1996



/s/ John Bosch
- ----------------------------
   John Bosch



Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth above in this statement is true, complete and correct.

Date:  June 5, 1996


/s/ Neal Dempsey
- ----------------------------
   Neal Dempsey

CUSIP No. 237654108                                          Page 12 of 13 Pages



                                INDEX OF EXHIBITS

                                                                  Page No in
                                                                 Consecutively
 Exhibit                            Name                         Numbered Copy
 -------                            ----                         -------------
 3                          Joint Filing Agreement                    13

CUSIP No. 237654108                                          Page 13 of 13 Pages


                             JOINT FILING AGREEMENT

      WHEREAS, the statement or amended statement on Schedule 13D to which this agreement is an exhibit (the "Joint Statement") is being filed on behalf of two or more persons (collectively the "Filing Persons"); and

      WHEREAS, the Filing Persons prefer to file the Joint Statement on behalf of all of Filing Persons rather than individual statements on Schedule 13D on behalf of each of the Filing Persons;

      NOW, THEREFORE, the undersigned hereby agree as follows with each of the other Filing Persons:

      1. Each of the Filing Persons is individually eligible to use the Joint Statement.

      2. Each of the Filing Persons is responsible for the timely filing of the Joint Statement and any amendments thereto.

      3. Each of the Filing Persons is responsible for the completeness and accuracy of the information concerning such person contained in the Joint Statement.

      4. None of the Filing Persons is responsible for the completeness of accuracy of the information concerning the other Filing Persons contained in the Joint Statement; unless such person knows or has reason to believe that such information is inaccurate.

      5. The undersigned agree that the Joint Statement is, and any amendment thereto will be, filed on behalf of each of the Filing Persons.


Dated:   June 5, 1996

BAY PARTNERS IV                             BAY MANAGEMENT COMPANY IV, L.P.
By Bay Management Company IV,
     General Partner
                                            By: /s/ John Freidenrich
                                               ---------------------------------
                                               John Freidenrich, General Partner
By: /s/ John Freidenrich
    --------------------------------
    John Freidenrich, General Partner

                                                /s/ John Freidenrich
CALIFORNIA BPIV, L.P.                       ------------------------------------
                                                JOHN FREIDENRICH


By: /s/ John Freidenrich
    --------------------------------
   John Freidenrich, General Partner
                                                /s/ John Bosch
                                            ------------------------------------
                                                JOHN BOSCH



                                                /s/ Neal Dempsey
                                            ------------------------------------
                                                NEAL DEMPSEY